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                                                                      Exhibit 24

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

         That I, Dr. Alfred Oberholz, Director of MEMC Electronic Materials, Inc. (the "Company"), a Delaware corporation, hereby constitute and appoint James M. Stolze, Helene F. Hennelly, and Ludger H. Viefhues, or any of them, severally, my true and lawful attorney or attorneys and agent or agents with full power of substitution and resubstitution to sign in my name, place and stead the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and documents and exhibits in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys to have power to act with or without the other, and to have full power and authority to do and perform, in my name and on my behalf and on the name and behalf of the Company every act whatsoever which said attorneys, or any of them, may deem necessary, appropriate or desirable to be done in connection therewith as fully and to all intents and purposes as I might or could do in person or the Company might or could do by a properly authorized agent.

         Witness my hand this 20th day of March, 1998.


                                            /s/ Alfred Oberholz
                                            ------------------------------------
                                            Dr. Alfred Oberholz